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                                                                   Exhibit 12.1

                HEFTEL BROADCASTING CORPORATION AND SUBSIDIARIES
               Computation Of Ratio Of Earnings To Fixed Charges
                         (in thousands except ratios)

                                                 Nine Months  Three Months
                                                    Ended        Ended                       September 30,
                                                September 30, December 31,  --------------------------------------------------
                                                    1997         1996         1996       1995       1994      1993      1992
                                                ------------- ------------  --------    -------    ------    ------    -------
Earnings:
  Income (loss) from continuing operations
   before income taxes                             $19,813      $2,164      $(29,092)   $ 4,469    $2,588    $2,993    $(1,397)
  Fixed charges                                      3,713       2,965        11,793      7,055     3,377     2,582      2,657
  Undistributed income from an investment
   in a less-than-fifty-percent owned person
   accounted for under the equity method                 -           -             -         -       (616)     (746)         -
  Loss recognized from an investment in a
   less-than-fifty-percent-owned person
   accounted for under the equity method                 -           -             -          -         -         -        991
                                                   -------      ------      --------    -------    ------    ------    -------
  Earnings as adjusted (A)                         $23,526      $5,129      $(17,299)   $11,524    $5,349    $4,829    $ 2,251
                                                   -------      ------      --------    -------    ------    ------    -------
                                                   -------      ------      --------    -------    ------    ------    -------
Fixed Charges:
  Interest expense                                 $ 3,099      $2,867      $ 11,241    $ 6,607    $3,180    $2,427    $ 2,522
  Interest portion of rental expense (1)               614          98           552        448       197       155        135
                                                   -------      ------      --------    -------    ------    ------    -------
  Total fixed charges (B)                          $ 3,713      $2,965      $ 11,793    $ 7,055    $3,377    $2,582    $ 2,657
                                                   -------      ------      --------    -------    ------    ------    -------
                                                   -------      ------      --------    -------    ------    ------    -------
Ratio of earnings to fixed charges (A)
  divided by (B)                                       6.3         1.7           -          1.6       1.6       1.9          -
Deficiency of earnings to cover fixed charges
 (B) minus (A)                                     $     -      $    -      $ 29,092    $     -    $    -    $    -    $   406
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(1) Management of the Company believes approximately one-third of rent expense is representative of the interest component of rent expense.